The Ibero-America Fund, Inc.

Exhibit 77K

At a meeting of the Audit Committee of the Registrant held on May 13, 2010, the Audit Committee approved the dismissal of  KPMG LLP (KPMG) as independent accountants to audit the Registrant's financial statements for the fiscal year ending November 30, 2010. KPMG's reports on the Registrant's financial statements as of and for the fiscal years ended November 30, 2009 and 2008 did not include any adverse opinion or  disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the Registrant's two most recent fiscal years and the  subsequent period through May 13, 2010, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events as described in paragraph (v) of Item 304(a)(1) of Regulation S-K. On May 13, 2010, Ernst & Young LLP (“E&Y”) was selected as the Registrant’s independent registered public accounting firm for the 2010 fiscal year.  A majority of the Registrant’s Board of Directors, including a majority of the Independent Directors, approved the appointment of E&Y.  The Registrant requested that KPMG furnish it with a letter addressed to the SEC stating whether or not it agrees with the above comments.  A copy of such letter, dated July 27, 2010, is filed as Exhibit A to this Item 77K.

Exhibit A to Exhibit 77K

July 27, 2010
Securities and Exchange Commission Washington, D.C. 20549
Ladies and Gentlemen:
We were previously principal accountants for The Ibero-America Fund, Inc. (the Registrant) and, under the date of January 26, 2010, we reported on the financial statements of the Registrant as of and for the year ended November 30, 2009.  On May 13, 2010, we were dismissed.  We have read the Registrant’s statements included under Item 77K of Form N-SAR dated July 27, 2010, and we agree with such statements, except that we are not in a position to agree or disagree with the Registrant’s statements that the Audit Committee approved the dismissal of KPMG LLP as independent accountants on May 13, 2010 and Ernst & Young LLP (“E&Y”) was selected as the Registrant’s independent registered public accounting firm for the 2010 fiscal year and that a majority of the Fund’s Board of Directors, including a majority of the Independent Directors, approved the appointment of E&Y.

Very truly yours, /s/ KPMG LLP